EXHIBIT 99.2

RAMCO-GERSHENSON PROPERTIES TRUST

CONSOLIDATED BALANCE SHEETS
December 31, 2001 and 2000

	2001	2000

	(In thousands, except
	per share amounts)
ASSETS
Investment in real estate — net	$496,269	$509,629
Cash and cash equivalents	5,542	2,939
Accounts receivable — net	17,627	15,954
Equity investments in and advances to unconsolidated entities	7,837	9,337
Other assets — net	25,454	22,425

Total Assets	$552,729	$560,284

LIABILITIES AND SHAREHOLDERS’ EQUITY
Mortgages and notes payable	$347,275	$354,008
Distributions payable	5,062	5,076
Accounts payable and accrued expenses	18,830	15,355

Total Liabilities	371,167	374,439
Minority Interest	48,157	47,301
Commitments and Contingencies	—	—
SHAREHOLDERS’ EQUITY
Preferred Shares, par value $.01, 10,000 shares authorized; 1,400 Series A convertible shares issued and outstanding, liquidation value of $35,000	33,829	33,829
Common Shares of Beneficial Interest, par value $.01, 30,000 shares authorized; 7,092 and 7,128 issued and outstanding, respectively	71	71
Additional paid-in capital	150,186	150,728
Accumulated other comprehensive loss	(3,179)	—
Cumulative distributions in excess of net income	(47,502)	(46,084)

Total Shareholders’ Equity	133,405	138,544

Total Liabilities and Shareholders’ Equity	$552,729	$560,284

See notes to consolidated financial statements.

RAMCO-GERSHENSON PROPERTIES TRUST

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2001, 2000 and 1999

	2001	2000	1999

	(In thousands, except
	per share amounts)
REVENUES
Minimum rents	$61,043	$60,228	$59,779
Percentage rents	1,442	1,745	2,037
Recoveries from tenants	23,303	23,884	21,486
Fees and management income	2,485	—	—
Interest and other income	2,700	2,675	997

Total Revenues	90,973	88,532	84,299

EXPENSES
Real estate taxes	10,168	9,449	7,810
Recoverable operating expenses	14,286	15,104	14,391
Depreciation and amortization	17,083	15,274	13,311
Other operating	1,464	1,460	1,418
General and administrative	8,337	5,520	5,964
Interest expense	26,332	27,756	25,421

Total Expenses	77,670	74,563	68,315

Operating income	13,303	13,969	15,984
Earnings (Loss) from unconsolidated entities	813	198	(204)

Income before gain on sale of real estate and minority interest	14,116	14,167	15,780
Gain on sale of real estate	5,550	3,795	974
Minority interest	(5,803)	(4,942)	(4,915)

Net income before cumulative effect of change in accounting principle	13,863	13,020	11,839
Cumulative effect of change in accounting principle	—	(1,264)	—

Net income	13,863	11,756	11,839
Preferred stock dividends	3,360	3,360	3,407

Net income available to common shareholders	$10,503	$8,396	$8,432

Basic and diluted earnings per share before cumulative effect of change in accounting principle:
Basic	$ 1.48	$1.34	$1.17

Diluted	$ 1.47	$1.34	$1.17

Basic and diluted earnings per share after cumulative effect of change in accounting principle:
Basic	$ 1.48	$1.17	$1.17

Diluted	$ 1.47	$1.17	$1.17

Weighted average shares outstanding:
Basic	7,105	7,186	7,218

Diluted	7,125	7,187	7,218

See notes to consolidated financial statements.

RAMCO-GERSHENSON PROPERTIES TRUST

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME
Years Ended December 31, 2001, 2000 and 1999

				Accumulated
		Common	Additional	Other	Cumulative	Total
	Preferred	Stock	Paid-In	Comprehensive	Earnings/	Shareholders’
	Stock	Par Value	Capital	Loss	Distributions	Equity

	(In thousands, except share amounts)
Balance, January 1, 1999	$33,829	$72	$151,973	$—	$(38,732)	$147,142
Cash distributions declared					(12,126)	(12,126)
Preferred Shares dividends declared					(3,407)	(3,407)
Net income and comprehensive income					11,839	11,839

Balance, December 31, 1999	33,829	72	151,973	—	(42,426)	143,448
Cash distributions declared					(12,054)	(12,054)
Preferred Shares dividends declared					(3,360)	(3,360)
Purchase and retirement of common shares		(1)	(1,245)			(1,246)
Net income and comprehensive income					11,756	11,756

Balance, December 31, 2000	33,829	71	150,728	—	(46,084)	138,544
Cash distributions declared					(11,921)	(11,921)
Preferred Shares dividends declared					(3,360)	(3,360)
Purchase and retirement of common shares			(654)			(654)
Stock options exercised			112			112

	33,829	71	150,186	—	(61,365)	122,721

Components of comprehensive income (loss):
Net income					13,863	13,863
Cumulative effect of change in accounting principle				(348)		(348)
Unrealized losses on interest rate swaps				(2,831)		(2,831)

Total Comprehensive Income	—	—	—	(3,179)	13,863	10,684

Balance, December 31, 2001	$33,829	$71	$150,186	$(3,179)	$(47,502)	$133,405

See notes to consolidated financial statements.

RAMCO-GERSHENSON PROPERTIES TRUST

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2001, 2000 and 1999

	2001	2000	1999

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$13,863	$11,756	$11,839
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	17,083	15,274	13,311
Amortization of deferred financing costs	785	375	635
Gain on sale of real estate	(5,550)	(3,795)	(974)
(Earnings) Loss from unconsolidated entities	(813)	(198)	204
Minority Interest	5,803	4,942	4,915
Changes in operating assets and liabilities:
Accounts receivable	(1,231)	(4,089)	(2,927)
Other assets	(4,688)	(7,421)	(3,796)
Accounts payable and accrued expenses	(696)	282	747

Cash Flows Provided By Operating Activities	24,556	17,126	23,954

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(21,727)	(27,332)	(43,178)
Investment in unconsolidated entities	(2,469)	(1,430)	(2,329)
Proceeds from sale of real estate	29,045	5,431	34,425
Collection of note receivable from unconsolidated entity	—	9,326	—
Advances from unconsolidated entities	122	924	92
Distributions received from unconsolidated entities	803	302	287

Cash Flows Provided by (Used In) Investing Activities	5,774	(12,779)	(10,703)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash distributions to shareholders	(11,942)	(12,091)	(12,126)
Cash distributions to operating partnership unit holders	(4,947)	(4,948)	(5,227)
Cash dividends paid on preferred shares	(3,358)	(3,374)	(3,253)
Repayment of Credit Facility	(4,950)	(20,120)	(34,388)
Repayment of unsecured loan	(2,875)	(20,000)	—
Principal repayments on mortgage debt	(4,076)	(5,605)	(3,179)
Purchase and retirement of common shares	(654)	(1,246)	—
Payments of deferred financing costs	(205)	(1,949)	(658)
Purchase of operating partnership units	—	—	(97)
Borrowings on Credit Facility	5,420	33,250	25,100
Borrowings on fixed rate mortgage	10,340	25,000	—
Borrowings on variable rate mortgage	2,983	—	—
(Repayment) borrowings on construction loans	(13,575)	3,931	21,771
Proceeds from exercise of stock options	112	—	—

Cash Flows Used In Financing Activities	(27,727)	(7,152)	(12,057)

Net Increase (Decrease) in Cash and Cash Equivalents	2,603	(2,805)	1,194
Cash and Cash Equivalents, Beginning of Period	2,939	5,744	4,550

Cash and Cash Equivalents, End of Period	$5,542	$2,939	$5,744

Supplemental Disclosures of Cash Flow Information:
Cash Paid for Interest During the Period	$25,110	$28,905	$26,361

See notes to consolidated financial statements.

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2001, 2000 and 1999
(Dollars in thousands)

1. Organization

      We are engaged in the business of owning, developing, acquiring, managing and leasing community shopping centers, regional malls and single tenant retail properties. At December 31, 2001, we had a portfolio of 57 shopping centers, with more than 11,400,000 square feet of gross leasable area, located in the midwestern, southeastern and mid-Atlantic regions of the United States. Our centers are usually anchored by discount department stores or supermarkets and the tenant base consists primarily of national and regional retail chains and local retailers. Our credit risk, therefore, is concentrated in the retail industry.

      The economic performance and value of our real estate assets are subject to all the risks associated with owning and operating real estate, including risks related to adverse changes in national, regional and local economic and market conditions. The economic condition of each of our markets may be dependent on one or more industries. An economic downturn in one of these industries may result in a business downturn for our tenants, and as a result, these tenants may fail to make rental payments, decline to extend leases upon expiration, delay lease commencements or declare bankruptcy.

      Any tenant bankruptcies, leasing delays, or failure to make rental payments when due could result in the termination of the tenant’s lease, causing material losses to us and adversely impacting our operating results. If our properties do not generate sufficient income to meet our operating expenses, including future debt service, our income and results of operations would be adversely affected. During 2001, seven of our tenants filed for bankruptcy protection, representing a total of 15 locations. These tenants represented approximately 1.7% of our aggregate base rental income during 2001. During January 2002, two more of our tenants filed for bankruptcy protection, including Kmart Corporation which represented approximately 6.1% of our annualized base rental income at December 31, 2001.

      Revenues from our largest tenant, Wal-Mart, amounted to 8.7%, 9.2% and 10.2% of our annualized base rent for the years ended December 31, 2001, 2000 and 1999, respectively.

2. Summary of Significant Accounting Policies

      Principles of Consolidation — The consolidated financial statements include the accounts of the Company and our majority owned subsidiary, the Operating Partnership, Ramco-Gershenson Properties, L.P. (70.7% owned by us at December 31, 2001 and 70.8% at December 31, 2000), our wholly owned subsidiary, Ramco Properties Associates Limited Partnership, a financing subsidiary and Ramco-Gershenson, Inc, our management company. See Note 4 to the Consolidated Financial Statements. All significant intercompany accounts and transactions have been eliminated in consolidation.

      Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Revenue Recognition — Shopping center space is generally leased to retail tenants under leases which are accounted for as operating leases. We recognize minimum rents on the straight-line method over the terms of the leases, as required under Statement of Financial Accounting Standard No. 13.

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Certain of the leases also provide for additional revenue based on contingent percentage income and is recorded on an accrual basis once the specified target that triggers this type of income is achieved. The leases also typically provide for tenant recoveries of common area maintenance, real estate taxes and other operating expenses. These recoveries are recognized as revenue in the period the applicable costs are incurred.

      Straight line rental income was greater than the current amount required to be paid by our tenants by $2,135, $3,383 and $2,705 for the years ended December 31, 2001, 2000 and 1999, respectively.

      Cash and Cash Equivalents — We consider all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

      Income Tax Status — We conduct our operations with the intent of meeting the requirements applicable to a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986 as amended, also known as the Code, . In order to maintain qualification as a real estate investment trust, the REIT is also required to distribute annually at least a minimum percentage (90% for tax years beginning after December 31, 2000, and 95% for earlier tax years) of its REIT Taxable Income (as defined in the IRC) to its shareholders. As a real estate investment trust, the REIT will generally not be liable for federal corporate income taxes. Thus, no provision for federal income taxes has been included in the accompanying financial statements.

      Real Estate — We record real estate assets at the lower of cost or fair value if impaired. Costs incurred for the acquisition, development and construction of properties are capitalized. For redevelopment of an existing operating property, the undepreciated net book value plus the cost for the construction (including demolition costs) incurred in connection with the redevelopment are capitalized to the extent such costs do not exceed the estimated fair value when complete. To the extent such costs exceed the estimated fair value of such property, the excess is charged to expense.

      We evaluate the recoverability of our investment in real estate whenever events or changes in circumstances indicate that the carrying amount of an asset may be impaired. Our assessment of recoverability of our real estate assets includes, but is not limited to, recent operating results, expected net operating cash flow and our plans for future operations. For the years ended, December 31, 2001, 2000 and 1999, none of our assets were considered impaired.

      Depreciation is computed using the straight-line method and estimated useful lives for buildings and improvements of 40 years and equipment and fixtures of 5 to 10 years. Expenditures for improvements and construction allowances paid to tenants are capitalized and amortized over the remaining life of the initial terms of each lease. Expenditures for normal, recurring, or periodic maintenance and planned major maintenance activities are charged to expense when incurred. Renovations which improve or extend the life of the asset are capitalized.

      Other Assets — Other assets consist primarily of prepaid expenses, proposed development and acquisition costs, and financing and leasing costs which are amortized using the straight-line method over the terms of the respective agreements. Using our best estimates based on reasonable and supportable assumptions and projections, we review for impairment such assets whenever events or changes in circumstances indicate that the carrying amount of these assets might not be recoverable.

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Derivative Financial Instruments — In managing interest rate exposure on certain floating rate debt, we at times enter into interest rate protection agreements. We do not utilize these arrangements for trading or speculative purposes. The differential between fixed and variable rates to be paid or received is accrued, as interest rates change, and recognized currently in the Consolidated Statement of Income. We are exposed to credit loss in the event of non-performance by the counter party to the interest rate swap agreements, however, we do not anticipate non-performance by the counter party.

      Impact of Recent Accounting Pronouncements — In June 2001, The Financial Accounting Standards Board, also known as FASB, issued Statement of Financial Accounting Standard No. 141 “Business Combinations” (“SFAS 141”). This statement requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 prohibits the use of the pooling of interest method of accounting for business combinations. We do not expect the provisions of this statement to have a material impact on our consolidated financial statements.

      The FASB issued Statement of Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”) in June 2001. This statement changes the accounting for the amortization of goodwill and other intangible assets acquired in a business combination from an amortization method to an impairment-only method. The implementation of this statement may require the use of significant judgment to determine how to measure the fair value of intangible assets. We do not expect this statement to have a material effect on our consolidated financial statements. We will adopt SFAS 142 as required for our first quarterly filing of our 2002 fiscal year.

      In August 2001, the FASB issued Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). This statement supersedes FASB Statement No. 122, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” SFAS 144 requires an impairment loss to be recognized if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. This statement requires the use of one of two present value techniques to measure the fair value of an asset. In addition, this statement would require us to account for the sale of shopping centers as discontinued operations and not as part of our ongoing operations. SFAS 144 is not expected to have a material impact on our consolidated financial statements and is effective as of January 1, 2002.

3. Accounting Change — Derivative Financial Instruments

      Effective January 1, 2001, we adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). This statement, as amended, requires us to measure all derivatives at fair value and to recognize them in the Consolidated Balance Sheet as an asset or liability, depending on our rights and obligations under each derivative contract. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are deferred and recorded as a component of other comprehensive income (“OCI”) until the hedged transactions occur and are recognized in earnings. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the ineffective portion of a hedged derivative are recognized in earnings in the current period.

      Under the terms of the Credit Facility, we are required to maintain interest rate swap agreements to reduce the impact of changes in interest rate on our variable rate debt. We have entered into five interest rate swap agreements with a notional amount of $75,000 as of

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2001, and provide for a fixed rate ranging from 7.0% to 8.3% at various dates through March 2004. The differential between fixed and variable rates to be paid or received is accrued, as interest rates change, and recognized currently in the Consolidated Statement of Income. We are exposed to credit loss in the event of non-performance by the counter party to the interest rate swap agreements, however, we do not anticipate non-performance by the counter party.

      The adoption of SFAS 133 resulted in a transition adjustment loss charged to OCI of $348 as of January 1, 2001. For the year ended December 31, 2001, the change in fair market value of the interest rate swap agreements increased the OCI loss by $2,831, to $3,179.

4. Consolidation of Ramco-Gershenson, Inc.

      Through our operating partnership, Ramco-Gershenson Properties, L.P., we own 100% of the non-voting and voting common stock of Ramco-Gershenson, Inc. (“Ramco”), the management company which provides property management services to us and to other entities. We previously accounted for our investment in Ramco under the equity method. As of January 1, 2001, Ramco elected to be a taxable real estate investment trust subsidiary for federal income tax purposes. In conjunction with the tax election, we entered into an option agreement to purchase the remaining voting common stock of Ramco. Subsequent to December 31, 2000, the assets, liabilities, revenue and expenses of Ramco have been included in the accompanying consolidated financial statements. This increased revenues and expenses by $2,485 for the year ended December 31, 2001.

      The following unaudited pro forma consolidated results of operations for the years ended December 31, 2000 and 1999, assumes that Ramco was included in the consolidated financial statements as of January 1, 1999 (in thousands, except per share data):

	December 31,	December 31,
	2000	1999

Revenue	$90,529	$85,806
Expenses	76,560	69,822

Operating income	13,969	15,984

Net income	$11,756	$11,839

Net income:
Basic earnings per share	$1.17	$1.17

Diluted earnings per share	$1.17	$1.17

      The effect of including Ramco in the Consolidated Balance Sheet was to increase the following accounts as of January 1, 2001 and to reduce equity investments:

Cash	$179
Accounts receivable	1,627
Other assets	3,447
Accounts payable and accrued expenses	(993)

Reduction in equity investments in unconsolidated entities	$4,260

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5. Accounts Receivable — Net

      Accounts receivable include $10,560 and $9,865 of unbilled straight-line rent receivables at December 31, 2001, and December 31, 2000, respectively. Straight line rent receivable at December 31, 2001, includes approximately $1,997 due from Kmart Corporation.

      We provide for bad debt expense based upon the reserve method of accounting. Historically we have provided approximately 0.5% of rental revenues as our annual bad debt reserve based on the level of bad debt we have experienced. Due to the economic downturn in the retail industry and the increase in the number of retail companies filing for bankruptcy protection (including Kmart Corporation during January 2002), we increased the bad debt expense to approximately 0.9% of rental revenue for the year ended December 31, 2001.

      We continuously monitor the collectability of our accounts receivable (billed, unbilled and straight-line) from tenants and based on our judgment, adjust the allowance for bad debts as necessary. It is our policy to cease recording rental income from tenants when we believe such amounts would be uncollectible. Management believes the allowance is adequate to absorb currently estimated bad debts. However, if we experience bad debts in excess of the reserves we have established, our operating income would be reduced.

      An allowance for doubtful accounts has been provided against the portion of tenant accounts receivable which is estimated to be uncollectible. Accounts receivable in the accompanying balance sheet is shown net of an allowance for doubtful accounts of $1,773 and $1,283 as of December 31, 2001 and 2000 respectively.

      Bad debt expense amounted to $735, $330 and $559 for the three years ended December 31, 2001, 2000 and 1999, respectively.

6. Investment in Real Estate

      Investment in real estate consists of the following:

	December 31,

	2001	2000

Land	$77,546	$71,809
Buildings and improvements	471,317	472,846
Construction in progress	8,486	13,340

	557,349	557,995
Less: accumulated depreciation	(61,080)	(48,366)

Investment in real estate — net	$496,269	$509,629

      Gain on Sale of Real Estate — In January 2001, we sold White Lake MarketPlace for cash of $20,200, resulting in a gain on sale of approximately $5,300. See Note 18. In addition, we sold our Athens Town Center property and four parcels of land and recognized an additional aggregate gain of $250.

      During 2000, we sold two parcels of land and recognized an aggregate gain of $3,795. In addition, a subsidiary of Ramco, an unconsolidated entity, sold a parcel of land and recognized a gain of $249. Accordingly, the cost reimbursement by the Operating Partnership to Ramco was reduced by the amount of the gain, thereby reducing our general and administrative expenses in 2000.

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During 1999, we sold two properties for cash of $34,425 and recognized an aggregate gain of $974.

7. Investments in and Advances to Unconsolidated Entities

      We have investments in and advances to the following unconsolidated entities:

Ownership as of
Unconsolidated Entities	December 31, 2001

28th Street Kentwood Associates	50%
S-12 Associates	50%
RPT/ INVEST, LLC	25%
RPT/ INVEST II, LLC	25%
Rossford Development LLC	10%
Ramco/ West Acres LLC	40%
Ramco/ Shenandoah LLC	40%

      In September 2001, we invested $756 for a 40 percent interest in a joint venture, Ramco/ West Acres LLC. Simultaneously, the joint venture acquired West Acres Commons shopping center located in Flint Township, Michigan for a purchase price of approximately $11,000 and assumed a mortgage note of $9,407. At December 31, 2001, the principal balance was $9,388, with fixed interest at 8.14% due April 2010.

      In November 2001, we invested $1,713 for a 40 percent interest in a joint venture, Ramco/ Shenandoah LLC. The remaining 60% of Ramco/ Shenandoah LLC is owned by various partnerships and trusts for the benefit of family members of one of our trustees, who also serves as a trustee for several of these trusts. The joint venture acquired Shenandoah Square shopping center located in Davie, Florida for a purchase price of approximately $16,300. At December 31, 2001, this entity had a note payable of $12,469, with interest at 4.75%, due February 2002. On January 29, 2002, the LLC refinanced the debt and obtained a mortgage note in the amount of $13,000, with fixed interest at 7.33% due March 2012.

      Under terms of the joint venture agreements, we earned acquisition fees of $165 and $163, respectively, from the above-mentioned joint ventures. We are responsible for the leasing and management of the projects, for which we receive management fees and leasing fees. The joint venture agreements included a buy-sell provision whereby we have the right to purchase or sell the properties during specific time periods.

      In April 2000, we contributed $1,287 for a 25% interest in a joint venture, in connection with the acquisition of East Town Plaza shopping center located in Madison, Wisconsin. The entity has a mortgage note in the amount of $12,000, with variable interest rate at LIBOR plus 232 basis points, due May 2003. The effective interest rate at December 31, 2001 was 4.47%.

      On September 29, 2000, we assigned 90 percent of our interest in Rossford Development LLC to an unrelated party. Simultaneously, we invested $100 in the entity. The joint venture reimbursed us approximately $9,700 for advances paid for the acquisition of land and construction in progress related to the development of the Crossroads Centre project, located in Rossford, Ohio. At December 31, 2001, Rossford Development LLC had a construction loan payable in the amount of $19,255, due June 2003, with variable interest at 5.57% and a note payable in the amount of $6,773, due October 2004 with interest at 17.05% but interest payable during the term of the note at 12%. In addition, the joint venture has a payable to us in the amount of $369, due June 2002, with interest at 15%.

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Under terms of the joint venture agreement with Rossford Development LLC, we are responsible for the development, leasing and management of the project, for which we will receive fees. The joint venture agreement included a provision whereby we have the right, but not the obligation, to purchase the project during specific time periods. If we do not exercise this option, we will be obligated to make an option payment of $3,300 to the 90% owner of this joint venture on July 17, 2002.

      Other unconsolidated entities had the following debt outstanding at December 31, 2001:

28th Street Kentwood Associates — $10,419, due July 2003, with fixed interest at 8.43%

S-12 Associates — $1,407, due May 2016, with fixed interest at 7.50%

RPT/ INVEST, LLC — $22,000, due August 2002 with variable interest at 4.18%

      Combined condensed financial information of our unconsolidated entities is summarized as follows:

	2001	2000	1999

ASSETS
Investment in real estate — net	$104,594	$63,805	$33,526
Other assets	6,151	8,428	5,341

Total Assets	$110,745	$72,233	$38,867

LIABILITIES
Mortgage notes payable	$94,080	$58,804	$34,223
Other liabilities	3,287	4,335	1,606

Total Liabilities	97,367	63,139	35,829
Owners’ equity	13,378	9,094	3,038

Total Liabilities and Owners’ Equity	$110,745	$72,233	$38,867

Company’s equity investments in unconsolidated entities	$7,139	$8,915	$6,357
Advances to unconsolidated entities	698	422	1,285

Total Equity Investments in and Advances to Unconsolidated Entities	$7,837	$9,337	$7,642

Revenues
Property revenues	$13,986	$9,450	$3,705
Fees and management income		3,841	2,544
Leasing/development cost reimbursements		2,485	2,323

Total Revenues	13,986	15,776	8,572

Expenses
Property expenses	9,302	8,276	3,087
Employee expenses		6,574	5,932
Office and other expenses		1,683	1,908
Total Expenses	9,302	16,533	10,927

Earnings (loss) before gain on sale of real estate	4,684	(757)	(2,355)
Gain on sale of real estate		249	251

Excess (deficiency) of revenues over expenses	4,684	(508)	(2,104)
Cost reimbursement from Operating Partnership		1,682	2,722

Income	$4,684	$1,174	$618

Company’s share of income	$932	$465	$257

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Our share of the unconsolidated entities’ income of $932, $465 and $257, for the years ended December 31, 2001, 2000 and 1999, was reduced by $119 in 2001, $267 in 2000, and $461 in 1999, which represents depreciation and amortization adjustments arising from our net basis adjustments in the unconsolidated entities’ assets. These adjustments result in net earnings (loss) of $813, $198 and ($204) from the unconsolidated entities’ for the years ended December 31, 2001, 2000 and 1999, respectively. In addition, our investment in RPT/ Invest is approximately $722 lower than the net basis in the unconsolidated entity as a result of deferring the gain on the sale of the two properties sold to the joint venture.

      For the year ended December 31, 2001, Ramco, the management company which provides property management services to us and to other entities, is included in the consolidated financial statements. Prior to January 1, 2001, Ramco was accounted for under the equity method.

8. Other Assets

      Other assets at December 31 are as follows:

	2001	2000

Leasing costs	$14,908	$13,101
Prepaid expenses and other	6,765	5,652
Deferred financing costs	5,872	5,667

	27,545	24,420
Less: accumulated amortization	(10,485)	(7,185)

	17,060	17,235
Proposed development and acquisition costs	8,394	5,190

Other assets — net	$25,454	$22,425

      Proposed development and acquisition costs include $5,140 at December 31, 2001 and 2000, for an investment in a shopping center currently under development. Our investment in this entity is accounted for using the cost method of accounting because we do not have the ability to exercise significant influence over the investee’s operating and financial policies.

      We may not be successful in identifying suitable real estate properties that meet our acquisition criteria or to develop proposed sites on satisfactory terms. We may not be successful negotiating for the acquisition of the land, obtaining required permits and completing developments in accordance with our budgets and on a timely basis. If we are not successful, costs incurred may be impaired and our financial condition and results of operations could be adversely affected.

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9. Mortgages and Notes Payable

      Mortgages and notes payable at December 31 consist of the following:

	2001	2000

Fixed rate mortgages with interest rates ranging from 6.83% to 8.81% due at various dates through 2011	$195,290	$188,786
Floating rate mortgages at 75% of the rate of long-term Capital A rated utility bonds, due January 1, 2010, plus supplemental interest to equal LIBOR plus 200 basis points. The effective rate at December 31, 2001, was 6.41% and at December 31, 2000, was 7.95%	6,560	6,800
Floating rate mortgage with interest rate at prime or LIBOR plus 200 basis points, due September 2005. The effective rate at December 31, 2001, was 4.75%	21,000	—
Construction loan financing, converted to floating rate mortgage during 2001	—	18,017
Construction loan financing	—	13,575
Unsecured term loan, with an interest rate at LIBOR plus 400 basis points, due September 2003. The effective rate at December 31, 2001, was 6.03% and at December 31, 2000, was 10.64%	22,125	25,000
Credit Facility, with an interest rate at LIBOR plus 200 basis points, due September 2003, maximum available borrowings of $110,000. The effective rate at December 31, 2001, was 6.64% and at December 31, 2000, was 8.66%	102,300	101,830

	$347,275	$354,008

      The mortgage notes and construction loans are secured by mortgages on properties that have an approximate net book value of $325,667 as of December 31, 2001. The Credit Facility is secured by mortgages on various properties that have an approximate net book value of $164,702 as of December 31, 2001.

      The $110,000 Credit Facility bears interest between 162.5 and 225 basis points over LIBOR depending on certain debt ratios (using 200 basis points over LIBOR at December 31, 2001, the effective interest rate was 6.6%) and is secured by mortgages on various properties.

      At December 31, 2001, outstanding letters of credit issued under the Credit Facility, not reflected in the accompanying consolidated balance sheet, total approximately $818.

      The Credit Facility and the unsecured term loan contain financial covenants relating to loan to asset value, minimum operating coverage ratios, and a minimum equity value. As of December 31, 2001, we were in compliance with the covenant terms.

      The mortgage loans (other than our Credit Facility) encumbering our properties, including properties held by our unconsolidated joint ventures (See Note 7), are generally non-recourse, subject to certain exceptions for which we would be liable for any resulting losses incurred by the lender. These exceptions vary from loan to loan but generally include fraud or a material misrepresentation, misstatement or omission by the borrower, intentional or grossly negligent conduct by the borrower that harms the property or results in a loss to the lender, filing of a bankruptcy petition by the borrower, either directly or indirectly, and certain environmental

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

liabilities. In addition, upon the occurrence of certain of such events, such as fraud or filing of a bankruptcy petition by the borrower, we would be liable for the entire outstanding balance of the loan, all interest accrued thereon and certain other costs, penalties and expenses.

      The following table presents scheduled principal payments on mortgages and notes payable as of December 31, 2001:

Year end December 31,
2002	$8,287
2003	125,510
2004	17,322
2005	14,362
2006	108,988
Thereafter	72,806

Total	$347,275

10. Leases

      Approximate future minimum rentals under noncancelable operating leases in effect at December 31, 2001, assuming no new or renegotiated leases nor option extensions on lease agreements, are as follows:

Year ended December 31,
2002	$54,593
2003	51,556
2004	46,284
2005	40,007
2006	35,766
Thereafter	239,106

Total	$467,312

      We lease office space under an operating lease that had an initial term of five years commencing on July 1, 1999. Rent expense under this lease amounted to $363 in 2001 and 2000 and $298 in 1999. Future minimum rental payments are as follows:

Year ended December 31,
2002	$363
2003	363
2004	182

Total	$908

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11. Earnings per Share

      The following table sets forth the computation of basic and diluted earnings per share (EPS) (in thousands, except share and per share data):

	2001	2000	1999

Numerator:
Net Income	$13,863	$11,756	$11,839
Preferred stock dividends	(3,360)	(3,360)	(3,407)

Income available to common shareholders for basic and dilutive EPS	$10,503	$8,396	$8,432

Denominator:
Weighted-average common shares for basic EPS	7,104,714	7,185,603	7,217,993
Effect of dilutive securities:
Options outstanding	20,465	1,778	—

Weighted-average common shares for dilutive EPS	7,125,179	7,187,381	7,217,993

Basic EPS	$1.48	$1.17	$1.17

Diluted EPS	$1.47	$1.17	$1.17

      In 2001, 2000 and 1999, conversion of the Series A Preferred Shares and of the Operating Partnership Units would have been antidilutive and, therefore, were not considered in the computation of diluted earnings per share.

12. Change in Method of Accounting for Percentage Rental Revenue

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB 101), which among other topics, requires that real estate companies should not recognize contingent percentage rents until the specified target that triggers this type of income is achieved. We had previously recorded percentage rents throughout the year based on rent estimated to be due from the tenant.

      We elected to adopt the provisions of SAB 101 as of April 1, 2000. The cumulative effect of such adoption is a reduction in percentage rental revenue retroactive to January 1, 2000, of approximately $1,264.

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following pro forma amounts reflect the effect of retroactive application of the change in method of accounting for percentage rents that would have been made in 1999 had the new method been in effect:

1999

Pro forma amounts assuming the new method of Accounting is applied retroactively:
Net income	$11,656
Preferred dividends	(3,407)

Net income available to common shareholders	$8,249

Earnings per share:
Basic	$1.14

Diluted	$1.14

13. Commitments and Contingencies

      During the third quarter of 1994, we held more than 25% of the value of our total assets in short-term Treasury Bill reverse repurchase agreements, which could be viewed as non-qualifying assets for purposes of determining whether we qualify to be taxed as a REIT. We requested that the IRS enter into a closing agreement with us that our ownership of the short-term Treasury Bill reverse repurchase agreements will not adversely affect our status as a REIT. The IRS deferred any action relating to this issue pending the further examination of our taxable years ended December 31, 1991, through 1994. As discussed below, the field examination has since been completed and the IRS has proposed to disqualify us as a REIT for our taxable year ended December 31, 1994, based on our ownership of the short-term Treasury Bill reverse repurchase agreements. Our former tax counsel, Battle Fowler LLP, had rendered an opinion on March 6, 1996, that our investment in the short-term Treasury Bill reverse repurchase agreements would not adversely affect our REIT status. This opinion, however, is not binding upon the IRS or any court.

      In connection with the incorporation and distribution of all of the shares of Atlantic Realty Trust in May 1996, we entered into a tax agreement with Atlantic under which Atlantic assumed all our tax liability arising out of the IRS’ then ongoing examination, excluding any tax liability relating to any actions or events occurring, or any tax return position taken after May 10, 1996, but including liabilities for additions to tax, interest, penalties and costs relating to covered taxes. Under the tax agreement, a group of our Trustees consisting of Stephen R. Blank, Arthur Goldberg and Joel Pashcow has the right to control, conduct and effect the settlement of any claims for taxes for which Atlantic assumed liability. Accordingly, Atlantic does not have any control as to the timing of the resolution or disposition of any such claims. In addition, the tax agreement provides that, to the extent any tax which Atlantic is obligated to pay under the tax agreement can be avoided through the declaration of a “deficiency dividend” (that is, our declaration and payment of a distribution that is permitted to relate back to the year for which the IRS determines a deficiency in order to satisfy the requirement for REIT qualification that we distribute a certain minimum amount of our “REIT taxable income” for such year), we will make, and Atlantic will reimburse us for the amount of, such deficiency dividend.

      In addition to examining our taxable years ended December 31, 1991, through 1994, the IRS examined our taxable year ended December 31, 1995. The IRS revenue agent issued an examination report on March 1, 1999 (which is hereinafter referred to as the “First Report”).

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As previously noted, the First Report proposes to disqualify us as a REIT for our taxable year ended December 31, 1994, based on our ownership of the short-term Treasury Bill reverse repurchase agreements. In addition, the First Report proposes to adjust our “REIT taxable income” for our taxable years ended December 31, 1991, 1992, 1993, and 1995. In this regard, we and Atlantic received an opinion from special tax counsel, Wolf, Block, Schorr and Solis-Cohen, on March 25, 1996, that, to the extent there is a deficiency in our “REIT taxable income” for our taxable years ended December 31, 1991, through 1994, and provided we timely make a deficiency dividend, our status as a REIT for those taxable years would not be affected. The First Report acknowledges that we may avoid disqualification for failure to meet the distribution requirement with respect to a year for which our income is increased can be avoided by payment of a deficiency dividend. However, the First Report notes that the payment of a deficiency dividend cannot cure our disqualification as a REIT for the taxable year ended December 31, 1994, based on our ownership of the short-term Treasury Bill reverse repurchase agreements.

      We believe that most of the positions set forth in the First Report are unsupported by the facts and applicable law. Accordingly, on April 30, 1999, we filed a protest with the Appeals Office of the IRS to contest most of the positions set forth in the First Report. The Appeals Officer returned the case file to the revenue agent for further development. On October 29, 2001, the revenue agent issued a new examination report (which is hereinafter referred to as the “Second Report”) that arrived at very much the same conclusions as the First Report. We filed a protest of the Second Report with the IRS on November 29, 2001, and expect to have a meeting with the appellate conferee in the near future. If a satisfactory result cannot be obtained through the administrative appeals process, judicial review of the determination is available to us. In addition, the IRS is currently conducting an examination of us for the taxable years ended December 31, 1996, and 1997, and of one of our subsidiary partnerships for the taxable years ended December 31, 1997, and 1998, and may shortly begin examination of us and/or the subsidiary partnership for subsequent taxable years.

      Based on the Second Report, we could be liable for up to $54.1 million in combined taxes, penalties and interest through March 31, 2002. However, the Second Report acknowledges (as does the First Report as noted above) that we can avoid disqualification as a REIT for certain of our examined tax years if we distribute a deficiency dividend to our shareholders. The distribution of a deficiency dividend would be deductible by us, thereby reducing our liability for federal income tax. Based on the Second Report, the proposed adjustments to our “REIT taxable income” would require us to pay a deficiency dividend to our current shareholders resulting in combined taxes, penalties, interest and deficiency dividends of approximately $56.3 million as of March 31, 2002.

      If, notwithstanding the above-described opinions of legal counsel, the IRS successfully challenges our status as a REIT for any taxable year, we will be able to re-elect REIT status commencing with the fifth succeeding taxable year (or possibly an earlier taxable year if we meet certain relief provisions under the Internal Revenue Code).

      In the notes to the consolidated financial statements made part of Atlantic’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended September 30, 2001, Atlantic has disclosed its liability for the tax deficiencies (and interest and penalties on the tax deficiencies) proposed to be assessed against us by the IRS for the taxable years ended December 31, 1991, through 1995, as reflected in each of the First Report and Second Report. We believe, but can provide no assurance, that Atlantic currently has sufficient assets to pay such tax deficiencies, interest and penalties. According to the quarterly report on Form 10-Q filed by Atlantic for its quarter ended September 30, 2001,

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Atlantic had net assets on September 30, 2001, of approximately $60 million (as determined pursuant to the liquidation basis of accounting). If the amount of tax, interest and penalties assessed against us ultimately exceeds the amounts proposed in each of the First Report and Second Report, however, because interest continues to accrue on the proposed tax deficiencies, or if additional tax deficiencies are proposed or for any other reason, then Atlantic may not have sufficient assets to reimburse us for all amounts we must pay to the IRS, and we would be required to pay the difference out of our own funds. Accordingly, the ultimate resolution of any controversy over tax liabilities covered by the above-described tax agreement may have a material adverse effect on our financial position, results of operations or cash flows, including if we are required to distribute deficiency dividends to our shareholders and/or pay additional taxes, interest and penalties to the IRS in amounts that exceed the value of Atlantic’s net assets. Moreover, the IRS may assess us with taxes that Atlantic is not required under the above-described tax agreement to pay, such as taxes arising from the recently-commenced examination of us for the taxable years ended December 31, 1996, and 1997, and of our subsidiary partnership for the taxable years ended December 31, 1997, and 1998. There can be no assurance, therefore, that the IRS will not assess us with substantial taxes, interest and penalties which Atlantic cannot, is not required to, or otherwise does not pay.

      On December 31, 2001, Ramco/ Shenandoah LLC had a $12,469 unsecured note payable, which is due in February 2002. We unconditionally guaranteed this debt and, therefore, we were contingently liable for this amount. Subsequent to December 31, 2001, Ramco/ Shenandoah LLC obtained a mortgage note payable in the amount of $13,000 and used part of the proceeds to pay off the original note. We did not guarantee the subsequent financing.

      In connection with the development and expansion of various shopping centers as of December 31, 2001, we have entered into agreements for construction costs of approximately $5,300.

14. Shareholders’ Equity

      Convertible Series A Preferred Shares — In October, 1997 we entered into an agreement with certain clients advised by Morgan Stanley Asset Management, Inc. (“MSAM”), and Kimco Realty Corporation (“Kimco”) pursuant to which such entities agreed to invest up to an aggregate of $35,000 in the Operating Partnership. The MSAM clients and Kimco initially purchased Preferred Operating Partnership Units which, after shareholder approval in December 1997, were converted into our Series A Convertible Preferred Shares (“Series A Preferred Series”) and, ultimately, may be converted into Common Shares. The initial investments of $11,667 were made in October 1997. During 1998, we issued 933,000 Series A Preferred Shares receiving net proceeds of approximately $22,682.

      The MSAM clients are required to purchase 19.4% of the first $50,000 in a follow-on public offering of our Shares at the offering price less the underwriter’s fees, commissions, and discounts per share. Upon consummation of such public offering, all outstanding Series A Preferred Shares will be exchanged into Common Shares, at a conversion price of $17.50 per share, which conversion price is subject to adjustment in certain circumstances.

      The Series A Preferred Shares rank senior to the Common Shares with respect to dividends and upon liquidation, dissolution or winding up of the Company. The Series A Preferred Shares are entitled to receive cumulative dividends, payable quarterly in arrears, at an annual rate equal to the greater of (i) 9.60% of the stated value ($25.00 per share) and (ii) the dividend rate expressed as an annual rate which is implicit in the amount of dividends actually paid with respect to Common Shares, based on a $17.50 per share price for the Common Shares, determined as of each quarterly dividend payment date (the “Payable Component”).

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Payable Component will be increased by an amount equal to an annual rate of 3% under certain circumstances. The holders of Series A Preferred Shares have the right to vote on all matters which holders of Common Shares are entitled to vote upon on an as converted basis, as though such holders own Common Shares. In addition, the Trust will not be permitted to engage in or effect certain types of transactions or actions without the approval of holders of at least 51% of the outstanding Series A Preferred Shares voting separately as a class. The conversion price for Common Shares of $17.50 contain anti-dilution rights and will be adjusted to reflect the effects of stock dividends, distributions, subdivisions or combination.

      The Series A Preferred Shares are subject to mandatory conversion on the date which is the earlier of a qualified underwritten offering or the maturity date which is on October 3, 2002. At the option of the holders, the Series A Preferred Shares will be convertible in whole or in part into Common Shares at the stated value plus unpaid dividends prior to the maturity date or qualified underwritten offering date. The maturity date will be accelerated and all Series A Preferred Shares will be redeemed in cash at the stated value plus unpaid dividends in the event that it is determined by the IRS that it will, for any period, deny to us the tax benefits associated with REIT qualification and either or both of the following circumstances arise: (i) we do not receive (within a period of 60 days of the date established by the IRS as the date of which the deficiency dividend or other additional taxes are required to be paid) the full indemnity payment for such loss of tax benefits that we are entitled to receive from Atlantic pursuant to the Tax Agreement with Atlantic, or (ii) counsel reasonably satisfactory to MSAM is unable to provide to the holders of the Series A Preferred Shares affirmative advice that, commencing not later than with the taxable year ending December 31, 2001, we will, notwithstanding such determination by the IRS, be able to elect to be qualified and taxed as a REIT under the Code, and its proposed method of operation will enable it so to qualify for following years.

      On March 14, 2002, we entered into an agreement with the MSAM clients to redeem all 1,200,000 of the Series A Preferred Shares they hold upon consummation of a public offering of Common Shares on or before September 26, 2002. We may also elect to redeem the shares before that date if we secure alternative financing of the redemption price. The redemption price for the shares depends on the public offering price of the Common Shares sold in the public offering or the price at which the Common Shares trade on the New York Stock Exchange, but the redemption price will not be less than $22.14 per Series A Preferred Share, or approximately $26.6 million in the aggregate. If the public offering price of the Common Shares sold in the offering is greater than $17.50 per share, the redemption price for the Series A Preferred Shares would be greater than $22.14 per share, based upon the formula contained in the redemption agreement.

      Dividend Reinvestment Plan — We have a dividend reinvestment plan that allows for participating shareholders to have their dividend distributions automatically invested in additional shares of beneficial interest in the Company based on the average price of the shares acquired for the distribution.

15. Benefit Plans

Stock Option Plans

      1996 Share Option Plan — In May 1996, we adopted the 1996 Share Option Plan (the “Plan”) to enable our employees to participate in the ownership of the Company. The Plan was amended in June 1999 to provide for the maximum number of common shares available for issuance under the Plan to equal 9 percent of the total number of issued and outstanding common shares (on a fully diluted basis assuming the exchange of all OP units and Series A Preferred Shares for common shares), which number would equal approximately 1,083,000 common shares at December 31, 2001.

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Plan provides for the award of up to 1,083,000 stock options to purchase common shares of beneficial interest, at the fair market value at the date of grant, to executive officers and employees of the Company. The Plan is administered by the independent trustee members of the Compensation Committee of the Board of Trustees, whose members are not eligible for grants under the Plan. Stock options granted under the Plan vest and become exercisable in installments on each of the first three anniversaries of the date of grant and expire ten years after the date of grant. No more than 50,000 share options may be granted to any one individual in any calendar year.

      1997 Non-Employee Trustee Stock Option Plan — On June 10, 1997, we adopted the 1997 Non-Employee Trustee Stock Option Plan (the “Trustees’ Plan”) which permits us to grant non-qualified options to purchase up to 100,000 common shares of beneficial interest in the Company at the fair market value at the date of grant. Each Non-Employee Trustee will be granted an option to purchase 2,000 shares annually on our annual meeting date, beginning June 10, 1997. Stock options granted to participants vest and become exercisable in installments on each of the first two anniversaries of the date of grant and expire ten years after the date of grant.

      Information relating to the 1996 Share Option Plan and the 1997 Non-Employee Trustee Stock Option Plan (the “Plans”) from December 31, 1998 through December 31, 2001 is as follows:

	Number	Weighted Average
	Of Shares	Exercise Price

Outstanding at December 31, 1998	511,103	$16.74
Granted	24,000	16.38
Cancelled or expired	(15,779)	17.23

Outstanding at December 31, 1999	519,324	$16.71
Granted	162,000	14.11
Cancelled or expired	(13,695)	18.60

Outstanding at December 31, 2000	667,629	$16.04
Granted	12,000	17.33
Cancelled or expired	(19,191)	19.02
Exercised	(6,833)	16.42

Outstanding at December 31, 2001	653,605	$15.97

Shares exercisable at December 31, 1999	318,119	$16.58

Shares exercisable at December 31, 2000	424,954	$16.70

Shares exercisable at December 31, 2001	532,269	$16.31

      At December 31, 2001, the range of exercise prices and weighted average remaining contractual life of outstanding options was $14.06 — $21.63, and 6.3 years.

      The fair value of options granted during 2001, 2000 and 1999 was estimated to be immaterial on the date of grant. All options granted were non-qualified share options. This was

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

determined using the Black-Scholes option pricing model with the following weighted average assumptions used:

	2001	2000	1999

Risk-free interest rate	4.8%	6.5%	5.7%
Dividend yield	9.7%	11.9%	11.2%
Volatility	19.5%	19.0%	17.3%
Weighted average expected life	5.0	5.0	5.0

      We account for the Plans in accordance with Accounting Principles Board Opinion No. 25 under which no compensation cost has been recognized for stock option awards. There would be no material difference if compensation cost had been calculated consistent with the provisions of Statement of Financial Standards No. 123, “Accounting for Stock Based Compensation.”

401(k) Plan

      We sponsor a 401(k) defined contribution plan covering substantially all officers and employees of the Company which allows participants to defer up to a maximum of 17.5% of their compensation. We contribute up to a maximum of 50% of the employee’s contribution for 2001 and 2000 and 25% for 1999, up to a maximum of 5% of an employee’s annual compensation. During 2001, 2000 and 1999, our matching cash contributions were $154, $157 and $57, respectively.

16. Financial Instruments

      Statement of Financial Accounting Standards No. 107 requires disclosure about fair value of all financial instruments. The carrying values of cash and cash equivalents, receivables, accounts payable and accrued expenses are reasonable estimates of their fair values because of the short maturity of these financial instruments. As of December 31, 2001 and 2000 the mortgages and notes payable amounts are also a reasonable estimate of their fair value because their interest rates approximate the current borrowing rates available to us.

17. Quarterly Financial Data (Unaudited)

      The following table sets forth the quarterly results of operations for the years ended December 31, 2001 and 2000 (in thousands, except per share amounts):

			Earnings Per Share

	Revenues	Net income	Basic	Diluted

2001
Quarter ended:
March 31	$23,544	$6,336	$0.77	$0.69
June 30	21,466	2,634	0.25	0.25
September 30	22,653	2,674	0.26	0.26
December 31	23,310	2,219	0.19	0.19

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			Earnings Per Share

	Revenues	Net income	Basic	Diluted

2000(1)
Quarter ended:
March 31	$21,828	$3,224	$0.33	$0.33
June 30	21,158	4,972	0.57	0.54
September 30	21,634	2,685	0.26	0.26
December 31	23,912	2,139	0.18	0.18

(1)	As of April 1, 2000, we changed our method of accounting for percentage rents, as required under the Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements.” The newly adopted method requires us to recognize contingent percentage rental income only when the specified target that triggers this type of income is achieved. The cumulative effect of adopting this change in accounting is a reduction in percentage rental income as of January 1, 2000.

For the quarters ended during 2000, net income and basic and diluted earnings per share are before the cumulative effect of the change in accounting principle.

18. Transactions With Related Parties

      In January 2001, we sold White Lake MarketPlace to Pontiac Mall Limited Partnership for cash of $20,200, resulting in a gain on sale of approximately $5,300. Various executive officers/trustees of the Company are partners in that partnership. The property was offered for sale, utilizing the services of a national real estate brokerage firm, and we accepted the highest offer from an unrelated party. Subsequently the buyer cancelled the agreement. Pontiac Mall Limited Partnership presented a comparable offer, which resulted in more favorable economic benefits to us. The sale of the property to Pontiac Mall Limited Partnership was entered into upon the unanimous approval of the independent members of our Board of Trustees.

      Under terms of an agreement with Pontiac Mall Limited Partnership, we continue to manage the property and receive management fees. In 2001, we received $70 in management fees from the partnership.

      At December 31, 2001, Ramco/Shenandoah LLC had a $12,469 unsecured note payable, due February 2002. We unconditionally guaranteed this debt and therefore we were contingently liable for this amount. Subsequent to December 31, 2001, Ramco/Shenandoah LLC obtained a mortgage note payable in the amount of $13,000 and used part of the proceeds to pay off the original note. We did not guarantee the subsequent financing.

      At December 31, 2001, we had a receivable from Rossford Development LLC in the amount of $369, due June 2002, with interest at 15%.

      We have management agreements with various partnerships and perform certain administrative functions on behalf of entities owned in part by certain trustees and/or officers of the

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company. The following revenue was earned during the three years ended December 31, 2001 from these related parties:

	2001	2000	1999

Management fees	$322	$391	$787
Leasing fee income		77	231
Acquisition fee	163
Brokerage commission and other	57	8	2
Payroll reimbursement	88	88	97

Total	$630	$564	$1,117

      We had receivables from related entities in the amount of $355 at December 31, 2001 and $337 at December 31, 2000.

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19. REAL ESTATE ASSETS

      Net Investment in Real Estate Assets at December 31, 2001

					Initial Cost
					to Company

						Building &
		Year	Year	Year		Improvements
Property	Location	Constructed(a)	Acquired	Renovated	Land	(f)

Alabama
Cox Creek Plaza	Florence, AL		1997	2000	589	5,336
Florida
Crestview Corners	Crestview, FL		1997		400	3,602
Lantana Plaza	Lantana, FL		1993		2,590	2,600
Naples Towne Center	Naples, FL	1983	1996		218	1,964
Pelican Plaza	Sarasota, FL		1997		710	6,404
Shoppes of Lakeland	Lakeland, FL		1996		1,279	11,543
Southbay Fashion Center	Osprey, FL		1998		597	5,355
Sunshine Plaza	Tamarac, FL		1991	1998	1,748	7,452
Village Lakes	Land O’ Lakes, FL		1997		862	7,768
Georgia
Conyers Crossing	Conyers, GA		1998		729	6,562
Holcomb Center	Alpharetta, GA		1996		658	5,953
Indian Hills	Calhoun, GA		1997		706	6,355
Mays Crossing	Stockbridge, GA		1997		725	6,532
Maryland
Crofton Plaza	Crofton, MD		1991		3,201	6,499
Michigan
Auburn Mile	Auburn Hills, MI	2000	1999		15,704	0
Clinton Valley Mall	Sterling Heights, MI	1979	1996	1999	1,101	9,910
Clinton Valley Shopping Center	Sterling Heights, MI	1979	1996		399	3,588
Eastridge Commons	Flint, MI	1990	1996	1997	1,086	9,775
Edgewood Towne Center	Lansing, MI	1990	1996	1992	665	5,981
Ferndale Plaza	Ferndale, MI	1984	1996		265	2,388
Fraser Shopping Center	Fraser, MI		1996		363	3,263
Jackson Crossing	Jackson, MI		1996	2000	2,249	20,237
Jackson West	Jackson, MI	1996	1996	1999	2,806	6,270
Lake Orion Plaza	Lake Orion, MI	1977	1996		470	4,234
Madison Center	Madison Heights, MI		1997	2000	817	7,366
New Towne Plaza	Canton, MI	1976	1996	1998	817	7,354
Oak Brook Square	Flint, MI		1996		955	8,591
Roseville Plaza	Roseville, MI		1996	2001	1,403	13,195
Southfield Plaza	Southfield, MI		1996	1999	1,121	10,090
Taylor Plaza	Taylor, MI		1996		400	1,930
Tel-Twelve Center	Southfield, MI	1968	1996	1997	3,819	43,181
West Oaks I	Novi, MI	1981	1996	1997-98	0	6,304
West Oaks II	Novi, MI	1987	1996	2000	1,391	12,519
White Lake Marketplace	White Lake Township, MI	1999	1998		2,965	0

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Gross Cost at
		End of Period(b)
	Subsequent
	Capitalized		Building &		Accumulated
Property	Costs	Land	Improvements	Total	Depreciation(c)	Encumbrances

Alabama
Cox Creek Plaza	1,408	932	6,401	7,333	715		(d)
Florida
Crestview Corners	21	400	3,623	4,023	378		(d)
Lantana Plaza	1,658	2,590	4,258	6,848	796		(d)
Naples Towne Center	277	218	2,241	2,459	364		(d)
Pelican Plaza	155	710	6,559	7,269	818		(d)
Shoppes of Lakeland	273	1,279	11,816	13,095	1,548		(d)
Southbay Fashion Center	89	597	5,444	6,041	510		(d)
Sunshine Plaza	10,784	1,748	18,236	19,984	2,451		(d)
Village Lakes	44	862	7,812	8,674	786		(d)
Georgia
Conyers Crossing	617	729	7,179	7,908	600		(d)
Holcomb Center	582	658	6,535	7,193	875		(d)
Indian Hills	88	707	6,442	7,149	676		(d)
Mays Crossing	45	725	6,577	7,302	697		(d)
Maryland
Crofton Plaza	1,462	3,201	7,961	11,162	1,989		(d)
Michigan
Auburn Mile	12,104	24,945	2,863	27,808	99	21,000
Clinton Valley Mall	4,256	1,101	14,166	15,267	1,600		(e)
Clinton Valley Shopping Center	329	399	3,917	4,316	612		(d)
Eastridge Commons	2,061	1,086	11,836	12,922	1,904		(e)
Edgewood Towne Center	4	645	6,005	6,650	858		(d)
Ferndale Plaza	47	265	2,435	2,700	352		(d)
Fraser Shopping Center	162	363	3,425	3,788	567		(e)
Jackson Crossing	7,687	2,249	27,924	30,173	3,851		(e)
Jackson West	6,216	2,806	12,486	15,292	1,771	7,636
Lake Orion Plaza	91	471	4,324	4,795	624		(e)
Madison Center	2,794	817	10,160	10,977	1,145	10,294
New Towne Plaza	1,503	817	8,857	9,674	1,218		(e)
Oak Brook Square	299	955	8,890	9,845	1,376	6,560
Roseville Plaza	2,265	1,403	15,460	16,863	2,208		(e)
Southfield Plaza	1,300	1,121	11,390	12,511	1,613		(e)
Taylor Plaza	15	400	1,945	2,345	269		(d)
Tel-Twelve Center	10,980	3,819	54,161	57,980	7,143		(e)
West Oaks I	2,837	0	9,141	9,141	1,208	4,000
West Oaks II	5,728	1,391	18,247	19,638	2,154	6,244
White Lake Marketplace	(2,771)	194	0	194	0

RAMCO-GERSHENSON PROPERTIES TRUST

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					Initial Cost
					to Company

						Building &
		Year	Year	Year		Improvements
Property	Location	Constructed(a)	Acquired	Renovated	Land	(f)

North Carolina
Hickory Corners	Hickory, NC		1997	1999	798	7,192
Holly Springs Plaza	Franklin, NC		1997		829	7,470
Ridgeview Crossing	Elkin, NC		1997		1,054	9,494
Ohio
Office Max Center	Toledo, OH	1994	1996		227	2,042
Spring Meadows Place	Holland, OH	1987	1996	1997	1,662	14,959
Troy Towne Center	Troy, OH	1990	1996	1996	930	8,372
South Carolina
Edgewood Square	North Augusta, SC		1997		1,358	12,229
Taylors Square	Greenville, SC		1997		1,581	14,237
Tennessee
Cumberland Gallery	New Tazewell, TN		1997		327	2,944
Highland Square	Crossville, TN		1997		913	8,189
Northwest Crossing	Knoxville, TN		1997		1,284	11,566
Northwest Crossing II	Knoxville, TN	1999	1999		570	0
Stonegate Plaza	Kingsport, TN		1997		606	5,454
Tellico Plaza	Lenoir City, TN		1997		611	5,510
Virginia
Aquia Towne Center	Stafford, VA		1998		2,187	19,776
Wisconsin
West Allis Towne Centre	West Allis, WI	1987	1996		1,866	16,789

				Totals	$70,611	$406,324

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Gross Cost at
		End of Period(b)
	Subsequent
	Capitalized		Building &		Accumulated
Property	Costs	Land	Improvements	Total	Depreciation(c)	Encumbrances

North Carolina
Hickory Corners	75	798	7,267	8,065	781		(d)
Holly Springs Plaza	69	829	7,539	8,368	791		(d)
Ridgeview Crossing	78	1,054	9,572	10,626	1,001		(e)
Ohio
Office Max Center	0	227	2,042	2,269	289		(d)
Spring Meadows Place	1,069	1,662	16,028	17,690	2,526	5,446
Troy Towne Center	1,070	930	9,442	10,372	1,387		(e)
South Carolina
Edgewood Square	30	1,358	12,259	13,617	1,279		(d)
Taylors Square	477	1,721	14,574	16,295	1,570		(e)
Tennessee
Cumberland Gallery	22	327	2,966	3,293	316		(d)
Highland Square	32	913	8,221	9,134	857	2,681
Northwest Crossing	49	1,284	11,615	12,899	1,218		(e)
Northwest Crossing II	1,623	570	1,623	2,193	86
Stonegate Plaza	107	606	5,561	6,167	580		(e)
Tellico Plaza	10	611	5,520	6,131	576		(d)
Virginia
Aquia Towne Center	249	2,187	20,025	22,212	1,657	14,644
Wisconsin
West Allis Towne Centre	44	1,866	16,833	18,699	2,391		(e)

	$80,414	$77,546	$479,803	$557,349	$61,080

(a)	If prior to May 1996, constructed by a predecessor of the Company.

(b)	The aggregate cost of land and buildings and improvements for federal income tax purposes is approximately $386 million.

(c)	Depreciation for all properties is computed over the useful life which is generally forty years.

(d)	The property is pledged as collateral on the secured line of credit.

(e)	The property is pledged as collateral on secured mortgages.

(f)	Refer to Footnote 2 for a summary of the Company’s capitalization policies.

The changes in real estate assets and accumulated depreciation for the years ended December 31, 2001 and 2000 are as follows:

Real Estate Assets	2001	2000

Balance at beginning of period	$557,995	$542,955
Land Development/ Acquisitions	140	—
Capital Improvements	21,587	17,354
Sale of Assets	(22,373)	(2,314)

Balance at end of period	$557,349	$557,995

Accumulated Depreciation	2001	2000

Balance at beginning of period	$48,366	$35,492
Sales/ Retirements	(944)	—
Depreciation	13,658	12,874

Balance at end of period	$61,080	$48,366

RAMCO-GERSHENSON PROPERTIES TRUST

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
For the years ended December 31, 2001, 2000 and 1999

	Balance at
	Beginning	Charged		Balance at
	of Year	to Expense	Deductions	End of Year

	(Dollars in thousands)
Year ended December 31, 2001 —
Allowance for doubtful accounts	$1,283	$735	$245	$1,773
Year ended December 31, 2000 —
Allowance for doubtful accounts	$1,490	$330	$537	$1,283
Year ended December 31, 1999 —
Allowance for doubtful accounts	$1,298	$559	$367	$1,490